EXHIBIT 99.18

FIRST AMENDMENT TO AMENDED AND RESTATED

PLEDGE AND SECURITY AGREEMENT

Between

DUNCAN FAMILY INTERESTS, INC.,

as Pledgor

and

CITIBANK, N.A.,

as Administrative Agent, as Secured Party

Effective as of July 28, 2015

FIRST AMENDMENT TO AMENDED AND RESTATED

PLEDGE AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT (this “Amendment”) is made effective as of July 28, 2015, by DUNCAN FAMILY INTERESTS, INC., a Delaware corporation (“Pledgor”), with principal offices at 300 Delaware Avenue, 12th Floor, Wilmington, Delaware 19801, in favor of CITIBANK, N.A., with offices at 1615 Brett Road, Building #2, New Castle, Delaware 19720, as Administrative Agent (in such capacity, the “Secured Party”) for the benefit of the several lenders now or hereafter parties to the hereinafter defined Credit Agreement (individually, a “Lender” and collectively, the “Lenders”).

RECITALS

A. The Secured Party and the Lenders have entered into that certain Amended and Restated Credit Agreement with EPCO Holdings, Inc., a Delaware corporation (the “Company”), as borrower, dated as of January 15, 2015 (as hereafter amended, modified, restated and/or extended, the “Credit Agreement”), pursuant to which the Lenders have agreed to make available to the Company (i) revolving credit loans in the principal amount of up to Three Hundred Million and No/100 Dollars ($300,000,000.00), with an accordion feature allowing an increase in such amount up to a total of Five Hundred Million and No/100 Dollars ($500,000,000.00), and (ii) a term loan in the principal amount of up to Seven Hundred Fifty Million and No/100 Dollars ($750,000,000.00) and, in connection with such Credit Agreement, Duncan Family Interests, Inc., as pledgor and Citibank, N.A., as Secured Party in its capacity as Administrative Agent under the Credit Agreement have entered into that certain Amended and Restated Pledge and Security Agreement (the “Existing Pledge”) dated as of the same date as the Credit Agreement. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Existing Pledge and/or the Credit Agreement.

B. The Termination Date of the Term Loan Commitments occurred on July 15, 2015, and, as of such date, the then outstanding Term Loan Commitments terminated. As a result of the termination of the Term Loan Commitments, the Threshold Value decreased by the amount of such terminated Term Loan Commitments.

C. The Company has requested that a portion of the Collateral be released so that the Market Value of the Collateral shall equal or exceed four (4) times the Threshold Value, calculated after giving effect to the termination of the Term Loan Commitments.

D. Pursuant to Section 1.04 of the Existing Pledge, Secured Party and Pledgor are entering into this Amendment to update Exhibit A attached to the Existing Pledge to reflect the Pledged Interests immediately following the release of a portion of the Collateral in connection with the termination of the Term Loan Commitments.

E. Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor and Secured Party hereby enter into this Amendment and herein agree as follows:

ARTICLE I

AMENDMENTS

Section 1.01    Amendment to Exhibit A .    Exhibit A of the Existing Pledge is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

ARTICLE II

REPRESENTATIONS, WARRANTIES

In order to induce Secured Party to accept this Amendment, Pledgor represents and warrants to Secured Party that the representations and warranties of Pledgor contained in Article III of the Existing Pledge, as amended by this Amendment, are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof (unless such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01    Headings Descriptive.    The headings of the several Sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

Section 3.02    Control of Collateral.     Secured Party shall be deemed to have control of any Collateral in transit to it or set apart for it (or, in either case, any of its agents, affiliates or correspondents).

Section 3.03    Counterparts.    This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 3.04    Effect of Amendment.    This Amendment shall be deemed to be an amendment to the Existing Pledge, and the Existing Pledge, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Existing Pledge in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Existing Pledge, as amended hereby.

Section 3.05    Collateral Assignment.    In accordance with Section 1.04(ii) of the Existing Pledge, Pledgor will instruct EPD to modify the Collateral Assignment in favor of the Secured Party registered on the records of EPD and/or EPD’s transfer agent to reflect the Pledged Interests immediately following the effectiveness of this Amendment.

Section 3.06    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signatures begin on next page]

PLEDGOR:	DUNCAN FAMILY INTERESTS, INC.

	By:	/s/ Darryl E. Smith
	Name:	Darryl E. Smith
	Title:	Treasurer

SECURED PARTY:	CITIBANK, N.A.

	By:	/s/ Maureen Maroney
	Name:	Maureen Maroney
	Title:	Vice President

Signature Page to First Amendment to

Amended and Restated Pledge and Security Agreement

EXHIBIT A

PLEDGED INTERESTS

118,000,000 common units representing limited partner interests in EPD, which common units are registered on the books of EPD or EPD’s transfer agent.